FORM 4

 [  ]   Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |_____________________|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(h) of the Investment
            Company Act of 1940

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1. Name and Address of Reporting Person*

     Van Antwerp                 Randy                      L.
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    (Last)                      (First)                 (Middle)

                            3900 W. 43rd Street
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                                   (Street)

     Chicago                       IL                            60632
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     (City)                     (State)                         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
          Packaging Dynamics Corporation (PKDY)
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3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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4.  Statement for Month/Day/Year
    01/23/03
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5.  If Amendment, Date of Original (Month/Day/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
        [ ]  Director
        [ ]  10% Owner
        [X] Officer (give title below)
        [ ] Other (specify title below)

         Vice President and General Manager
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7.  Individual, or Joint/Group Filing (Check Applicable Line) [X] Form filed by One Reporting Person [ ] Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1. Title of Security (Instr. 3)

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2. Transaction Date (Month/Day/Year)

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2A. Deemed Execution Date, if any (Month/Day/Year)

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3. Transaction Code (Instr. 8)

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5) Price:

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5.  Amount of Securities Beneficially Owned Following Reported Transaction(s)
    (Instr. 3 and 4)

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6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

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7. Nature of Indirect Beneficial Ownership (Instr. 4)

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.        Title of Derivative Security (Instr. 3)
            Employee Stock Options (right to buy)
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2.        Conversion or Exercise Price of Derivative Security
          $3.90
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3.        Transaction Date (Month/Day/Year)
           01/23/03
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3A.       Deemed Execution Date, if any (Month/Day/Year)

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4.        Transaction Code (Instr. 8)
            A
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5.        Number of Derivative Securities Acquired (A) or Disposed of (D)
          (Instr. 3, 4, and 5)
            (A): 20,000
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6.        Date Exercisable and Expiration Date (Month/Day/Year)
            Date Exercisable: 07/01/05
            Expiration Date:  07/01/12
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7.        Title and Amount of Underlying Securities (Instr. 3 and 4)

            Common Stock: 20,000
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8.        Price of Derivative Securities (Instr. 5)

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9.        Number of Derivative Securities Beneficially Owned Following
          Reported Transaction(s) (Instr. 4)
            76,304
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10.       Ownership Form of Derivative Securities Beneficially Owned at
          End Of Month (Instr. 4)
            D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:







         /s/ Randy L. Van Antwerp                       1/27/03
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   **  SIGNATURE OF REPORTING PERSON                     DATE

_____________________
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

    * If the Form is filed by more than one reporting person, see, Instruction 4(b)(v).

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.